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                                                                       Exhibit 4

                     AMENDMENT TO TECHNICAL COMMUNICATIONS
                       CORPORATION 1991 STOCK OPTION PLAN



  Pursuant to vote of the Board of Directors of Technical Communications Corporation on November 20, 1996 and vote of approval and affirmation of the stockholders of the company on February 10, 1997, the Technical Communications Corporation 1991 Stock Option Plan is amended, as follows:

     Section 3. Stock Subject to the Plan is amended by deleting the figure 250,000 in the first sentence of such section and substituting in place thereof the figure 350,000 so that the sentence shall read as follows: "Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 350,000 shares of Common Stock."


     A true record.



                                         ATTEST:



                                         /s/ Edward E. Hicks
                                         --------------------------
                                         Edward E. Hicks, Clerk



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